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[BANK OF AMERICA LOGO]



                                                         Business Loan Agreement
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This Agreement dated as of August 21, 1997 is between Bank of America Texas,
N.A. (the "Bank") and Powell Industries, Inc. (the "Borrower").

1.       LINE OF CREDIT AMOUNT AND TERMS.

1.1 LINE OF CREDIT AMOUNT. During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment') is Twenty Million and No/100 Dollars
($20,000,000.00).

This is a revolving line of credit with a within line facility for letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

Each advance must be for at least One Hundred Thousand and No/100 Dollars ($100,000.00), or for the amount of the remaining available line of credit, if less.

The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment.

1.2 AVAILABILITY. The line of credit is available between the date of this Agreement and February 28,2000 (the "Expiration Date") unless the Borrower is in default.

1.3 INTEREST RATE. Unless the Borrower elects an optional interest rate as described below, the interest rate is the lesser of (a) the maximum lawful rate of interest permitted under applicable usury laws, now or hereafter enacted (the "Maximum Rate"), or (b) the rate (the "Basic Rate") that is equal to the Bank's Reference Rate minus 1/2% for Basic Rate borrowings up to Five Million and No/100 Dollars ($5,000,000.00) in the aggregate and the Bank's Reference Rate for the portion of any Basic Rate borrowings exceeding Five Million and No/100 Dollars ($5,000,000.00) in the aggregate.

Notwithstanding the foregoing, if at any time the Basic Rate shall exceed the Maximum Rate and thereafter the Basic Rate shall become less than the Maximum Rate, the Rate of interest payable shall be the Maximum Rate until the Bank shall have received the amount of interest it otherwise would have received if the interest payable had not been limited by the Maximum Rate during the period of time the Basic Rate exceeded the Maximum Rate.

The Reference Rate is the rate of interest publicly announced from time to time by the Bank in Irving, Texas, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate will take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4      REPAYMENT TERMS.

(a) The Borrower will pay interest on September 30,1997 and on the last day of each quarter thereafter until payment in full of any principal outstanding under this line of credit. (b) The Borrower will repay in full all principal and accrued unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. (c) Any amount bearing interest at an optional interest rate (as described below) shall be repaid at the end of the applicable interest period, which shall be no later than the Expiration Date.




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1.5      LETTER OF CREDIT. This line of credit may be used for issuing commercial letters of credit and standby letters of credit with a maximum maturity of February 28, 2000. Each commercial letter of credit will require drafts payable at sight.

The aggregate face amount of all letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Twenty Million and No/100 Dollars ($ 20,000,000.00). The sum of (a) the aggregate face amount of all letters of credit, plus (b) the principal amount of all extensions of credit outstanding hereunder, may not at any time exceed the Commitment.

The Borrower agrees: (a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement; (b) if there is a default under this Agreement, to immediately deposit with the Bank an amount equal to the aggregate face amount of all outstanding letters of credit; (c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and each letter of credit and amendment must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank; (d) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit in connection with each letter of credit issued hereunder; (e) to pay any issuance and/or other normal and customary fees associated with opening, maintaining and paying letters of credit that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower as indicated below; and

                     Period                            Fee Amount
                     ------                            ----------
          Expiration less than 365 days              5/8% per annum
          Expiration greater than 366 days           3/4% per annum;

and (f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

1.6 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower; provided, however, that the Borrower shall not have the option or right to elect to have all or any portion of the line of credit bear interest at the rate(s) described below when such rate(s) exceeds the Maximum Rate. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

1.7 OFFSHORE RATE. The Borrower may elect to have all or portions of the principal amount of the indebtedness outstanding hereunder bear interest at a per annum rate equal to the lesser of (a) the IBOR Rate (as hereinafter defined) plus an amount equal to the percentage amount (the "Offshore Rate") set forth in the table below opposite the applicable ratio, at the time of Borrower's election, of (i) the consolidated Funded Debt to (ii) the consolidated EBITDA (for definition and calculation of the Funded Debt to EBITDA Ratio, refer to paragraph 6.5 of this Agreement), or (b) the Maximum Rate. Borrower shall give Bank notice of its election of an Offshore Rate by such time, and in such manner, as shall be acceptable to Bank. Each such election shall be for an interest period of not less than one month or more than three months. At the end of any interest period, the interest rate will revert to the Basic Rate unless the Borrower has elected another Offshore Rate interest period.

      Funded Debt to EBITDA                        Percentage Amount
      ---------------------                        -----------------
      Less than 1.00:1.00                                    0.75%

      Greater than or equal to                               1.00%
      1.00:1.00 but less than 1.50:100

      Greater than or equal to 1.50:1.00                     1.25%

   Election of an Offshore Rate is subject to the following requirements:




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(a)      Each interest period during which the Offshore Rate will be in effect will be 30 to 90 days. The last day of each interest period will be the last day of a calendar quarter.
(b) Each Offshore Rate portion will be for an amount not less than $100,000.00.
(c) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent (All amounts in the calculation will be determined by Bank as of the first day of the interest period.)

                          IBOR Rate =         Grand Cayman Rate
                                              -----------------
                                        (1.00 - Reserve Percentage)

         Where:

         (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which Bank of America National Trust and Savings Association's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter- bank markets; and
         (ii) "Reserve Percentages" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower may not elect an Offshore Rate with respect to any portion of the indebtedness outstanding hereunder which is scheduled to be repaid before the last day of the applicable interest period.
(e) Borrower may not elect an Offshore Rate with respect to any portion of the indebtedness outstanding hereunder when the Offshore Rate exceeds the Maximum Rate.

(f) If at any time during any applicable interest period the Offshore Rate shall exceed the Maximum Rate and thereafter the Offshore Rate shall become less than the Maximum Rate, the rate of interest payable shall be the Maximum Rate until the Bank shall have received the amount of interest it otherwise would have received if the interest payable had not been limited by the Maximum Rate during the period of time the Offshore Rate exceeded the Maximum Rate.

2.       FEES AND EXPENSES.

2.1      FEES.

(a) Unused Commitment Fee. The Borrower agrees to pay the Bank a fee on any difference between the Commitment and the amount of credit it actually uses during each quarter, determined by the sum of (i) the weighted average loan balance and (ii) the average outstanding letters of credit maintained during such quarter (such difference is referred to as the "Unused Commitment"). The fee will be equal to the "Unused Commitment" multiplied by the commitment fee percentage and calculated in arrears for each quarter. The Commitment Fee Percentage is the percentage below per annum corresponding to the Funded Debt to EBITDA ratio for such quarter.

             Funded Debt to EBITDA                         Commitment Fee
             ---------------------                         --------------
             Less than 1.00:1.00                                    0.20%

             Greater than or equal to                               0.25%
             1.00:1.00 but less than 1.50:1.00

             Greater than or equal to 1.50:1.00                     0.25%

         The fee is due on September 30,1997 and on the last day of each following quarter until the expiration of the availability period. The fee is subject to later adjustment based on actual Borrower's funded debt to EBITDA reported in the quarterly compliance report.




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2.2      REIMBURSEMENT COST. (a) The Borrower agrees to immediately repay the
Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and (b) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees.

2.3      NO EXCESS FEES. Notwithstanding anything to the contrary in this
Section 2, in no event shall any sum payable under this Section 2 (to the extent, if any, constituting interest under any applicable laws), together with all amounts constituting interest under applicable laws and payable in connection with the credit evidenced hereby, exceed the Maximum Rate or the maximum amount of interest permitted to be charged, taken, reserved, received or contracted for under applicable usury laws.

3.       DISBURSEMENTS, PAYMENTS AND COSTS

3.1 TELEPHONE AUTHORIZATION. (a) The Bank may honor telephone instructions for advances or repayments given by any one of the individual signer(s) of this Agreement or a person or persons authorized by the Borrower. (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number______________________ or such other accounts with the Bank as designated in writing by the Borrower. (c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

3.2 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360 day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Notwithstanding the foregoing, interest at the Maximum Rate will always be computed on the basis of a 365-day year and the actual number of days elapsed.

3.3 DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at the lesser of (a) the Maximum Rate and
(b) a rate per annum which is 2.00 percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

4. CONDITIONS The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement.

4.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

4.2 GUARANTIES. Guaranties signed by Powell Electrical Manufacturing Company, Delta-Unibus Corp., Unibus, Inc., Powell-ESCO Company, and Transdyn Controls, Inc., (Guarantors) on the Bank's standard form in an amount as may be acceptable, from time to time, to the Bank.

4.3 GOOD STANDING. Certificates of good standing for the Borrower and any Guarantor from its state of incorporation and from any other state in which the Borrower or Guarantor is required to qualify to conduct its business.

5. REPRESENTATIONS AND WARRANTIES When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation. (a) The Borrower is a corporation duly formed and existing under the laws of the state where organized. (b) This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers. (c) This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable. (d) In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with assumed name statutes except where failure to comply would not cause a material adverse effect upon Borrower's business or its ability to repay the indebtedness to Bank. (e) This




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Agreement does not conflict with any law, agreement, or obligation by which the
Borrower is bound. (f) All financial and other information that has been or will be supplied to the Bank is: (i) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition,
(ii) in form and content required by the Bank, and (iii) in compliance with all government regulations that apply. (g) There is no lawsuit tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank except for the lawsuit with NatWest. (h) The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and assumed name rights necessary to enable it to conduct the business in which it is now engaged except where failure to obtain such items would not cause a material adverse effect on Borrower's business or its ability to repay the indebtedness. (i) There is no event which is or with notice or lapse of time or both would be, an Event of Default under this Agreement. (j) The Borrower is in full compliance with all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). (k) The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

6. COVENANTS The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

6.1 USE OF PROCEEDS. To use the proceeds of the credit only for working capital, letters of credit and other general corporate purposes.

6.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 120 days of the end of each fiscal year of the Borrower, the Borrower's annual financial statements and a compliance certificate. These financial statements must be audited by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated basis and a company prepared consolidating schedule will be provided.

(b) Within 45 days of each period's end, the Borrower's quarterly financial statements and a compliance certificate. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis with consolidating schedules.

(c) Any information sent to shareholders or filed with the Securities Exchange Commission ("SEC").

(d) The compliance certificate will certify Borrower's compliance with the covenants under this Agreement.

6.3 TANGIBLE NET WORTH. To maintain on a consolidated basis, measured quarterly, tangible net worth beginning October 31,1997 equal to at least Sixty Million and No/100 Dollars ($60,000,000.00} plus (i) 50% of cumulative net income after taxes (if positive) for fiscal years ended after October 31, 1997, plus (ii) 100% of additional equity contributions.

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles and monies due from affiliates, officers, directors or shareholders of the Borrower) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

6.4 PROFITABILITY. To maintain on a consolidated basis, measured quarterly, a positive net income after taxes and extraordinary items of Two Million and No/100 Dollars ($2,000,000.00) on a rolling four quarter basis. This amount will be adjusted for any amounts charged as discontinued operations resulting directly from a final settlement of the lawsuit with NatWest.




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6.5      FUNDED DEBT TO EBITDA RATIO. As of the last day of each fiscal quarter, Borrower shall determine the ratio of the consolidated Funded Debt of Borrower as of the end of the fiscal quarter then ended to (ii) the consolidated EBITDA of Borrower for the preceding four fiscal quarters then ended ("Funded Debt to EBITDA Ratio").

"Funded Debt" means, with respect to Borrower as of any date of its determination, without duplication (a) indebtedness for borrowed money, (b) obligations evidenced by notes, bonds, debentures, or other similar instruments, (c) obligations as lessee under capital leases, and (d) obligations to pay the deferred purchase price of property or services, other than debt in the form of accounts payable to trade creditors and current operating liabilities incurred in the ordinary course of business.

"EBITDA" means, with respect to Borrower for any period of its determination, the consolidated net income for such period, plus the consolidated interest expense, income taxes, depreciation and amortization for such period.

This Funded Debt to EBITDA Ratio will be calculated and reported in the compliance certificate required to be furnished by Borrower pursuant to the above paragraph 6.2 (b). After receipt of the compliance certificate, any change in the Funded Debt to EBITDA Ratio shall be retroactive to the end of the preceding fiscal quarter.

6.6 OTHER DEBTS. Not have outstanding or incur or permit any wholly owned subsidiary to have outstanding or incur any direct or contingent debts (other than those to the Bank), or become liable for the debts of others without the Bank's prior written consent. This does not prohibit Borrower or any subsidiary from: (a) Acquiring goods, supplies, or merchandise on normal trade credit. (b) Endorsing negotiable instruments received in the usual course of business. (c) Obtaining surety bonds in the usual course of business. (d) Additional direct or contingent debts for business purposes which do not exceed a total principal amount of Ten Million and No/00 Dollars ($10,000,000.00) outstanding at any one time and shall not rank senior in right of payment to Bank's debt.

6.7 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower or Guarantor now or later owns, except: (a) Deeds of trust and security agreements in favor of the Bank. (b) Liens for taxes not yet due. (c) Materialmen's and mechanics liens.

6.8 DIVIDENDS. Not to declare or pay any dividends on any of its shares except dividends payable in capital stock of the Borrower, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto in excess of 50% of the Borrower's net income for such fiscal year.

6.9      NOTICES TO BANK. To promptly notify the Bank in writing of:
(a) any lawsuit over Three Million and No/100 Dollars ($3,000,000.00) against the Borrower (or any guarantor). (b) any substantial dispute between the Borrower (or any guarantor) and any government authority. (c) any failure to comply with this Agreement. (d) any material adverse change in the Borrower's (or any guarantor's) financial condition or operations. (e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

6.10     BOOKS AND RECORDS. To maintain adequate books and records.

6.11 AUDITS. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time for the internal use of the Bank. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

6.12 COMPLIANCE WITH LAWS. To comply with the laws, (including any assumed name statute), regulations, and orders of any government body with authority over the Borrower's business except where failure to comply would not have an adverse effect on Borrower's business or its ability to repay the indebtedness to Bank. The Borrower shall comply at all times with all applicable requirements of ERISA.

6.13 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has except where failure to comply would not have any material adverse effect.




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6.14     MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition which are necessary for the conduct of business taken as a whole.

6.15 COOPERATION. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

6.16     INSURANCE. To maintain insurance as is usual for the business it is in.

6.17 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent; (a) engage in any business activities substantially different from the Borrower's present business; (b) liquidate or dissolve the Borrower's business;
(c) enter into any consolidation, merger, pool, joint venture (other than those joint ventures undertaken in the normal course of business), syndicate, or other combination; (d) acquire or purchase a business or its assets in an amount in excess of Ten Million and No/100 Dollars ($10,000,000.00); or (e) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

7. DEFAULT If any of the following events (each an "Event of Default") occurs, the Bank may do one or more of the following: (i) declare the Borrower in default, (ii) stop making any additional credit available to the Borrower,
(iii) exercise any and all rights and remedies as may be available to the Bank under the terms of any collateral documents, security instruments, debt instruments or any other document or instrument executed in connection herewith or in any way related hereto, (iv) exercise any and all rights and remedies as may be available to the Bank at law or in equity, and (v) declare the entire debt created and evidenced hereby to be immediately due and payable in full, whereupon the entire unpaid principal indebtedness evidenced hereby, and all accrued unpaid interest thereon, shall at once mature and become due and payable without presentment, demand, protest, grace or notice of any kind (including, without limitation, notice of intent to accelerate, notice of acceleration or notice of protest), all of which are hereby severally waived by the Borrower. If a bankruptcy petition is filed with respect to the Borrower, the entire debt outstanding under this Agreement will automatically become due immediately.

7.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due.

7.2 FALSE INFORMATION. The Borrower has given the Bank materially false or misleading information or representations.

7.3 BANKRUPTCY. The Borrower (or any guarantor or general partner of the Borrower) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantors of the Borrower), or the Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

7.4 RECEIVERS. A receiver or similar official is appointed for the Borrower's (or any guarantor's) business, or the business is terminated.

7.5 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.

7.6 MATERIAL ADVERSE CHANGE. A material adverse change occurs in the Borrower's consolidated financial condition, properties or prospects, or ability to repay the loan.

7.7 NON-COMPIIANCE. The Borrower or any guarantor fails to meet any condition of, or fails to perform any obligation under: (a) this Agreement, (b) any other agreement made in connection with this loan, or (c) any other agreement the Borrower or such guarantor has with the Bank or any affiliate of the Bank.

7.8 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower (or any guarantor) has obtained from anyone else or which the Borrower (or any guarantor) has guaranteed.

7.9 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty. subordination agreement, security agreement, deed of trust or other document required by this Agreement is revoked in whole or in part, violated or no longer in effect.




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8.       ENFORClNG THIS AGREEMENT; MISCELLANEOUS

8.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied except for adjustments that may be made at the end of each fiscal year in conjunction with a CPA audit.

8.2      GOVERNING LAW. THIS AGREEMENT IS GOVERNED BY TEXAS LAW.

8.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior written consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

8.4 Arbitration. (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from: (i) this Agreement (including any renewals, extensions or modifications of this Agreement); (ii) any document, agreement or procedure related to or delivered in connection with this Agreement; (iii) any violation of this Agreement; or (iv) any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts). (b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. THE UNITED STATES ARBITRATION ACT WILL APPLY EVEN THOUGH THIS AGREEMENT PROVIDES THAT IT IS GOVERNED BY TEXAS LAW. (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration. (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statutes of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. (e) If there is a dispute as to whether an issue is arbitratable, the arbitrators will have the authority to resolve any such dispute. (f) The decision that results from an arbitration proceeding may be submitted to an authorized court of law to be confirmed and enforced.
(g) This provision does not limit the right of the Borrower or the Bank to: (i) exercise self-help remedies such as setoff; (ii) foreclose against or sell any real or personal property collateral; or (iii) act in a court of law before during or after the arbitration proceeding to obtain: (A) an interim remedy; and/or (B) additional or supplementary remedies. (h) The pursuit of a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing panty, to submit the controversy or claim to arbitration if the other party contests the lawsuit.

8.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

8.6 ADMINISTRATION COSTS. If the Bank incurs any expenses in connection with enforcing this Agreement, or if the Bank takes collection action under this Agreement, it is entitled to costs and reasonable attorneys' fees, including any allocated costs of in-house counsel.

8.7 ATTORNEYS' FEES. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees (including any allocated costs of in-house counsel) incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.

8.8 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

8.9 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.




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8.1O     USURY LAWS. It is the intention of the parties hereto to comply with applicable usury laws; accordingly, it is agreed that notwithstanding any contrary provision herein or in any note or other agreement or commitment between Borrower and Bank, whether written or oral, expressed or implied, Bank shall never be entitled to charge, receive, or collect, nor shall amounts received by Bank be credited so that Bank shall be paid, as interest a sum greater than interest at the Maximum Rate. It is the intention of the parties that this Agreement, and all notes and other instruments evidencing or securing the payment of the indebtedness outstanding hereunder, or executed or delivered in connection herewith, shall comply with applicable law. If Bank ever contracts for, charges, receives or collects anything of value which is deemed to be interest under applicable law, and if the occurrence of any circumstance or contingency, whether acceleration of maturity, prepayment, delay in advancing proceeds, or other event, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid principal balance outstanding hereunder or any other indebtedness owed to Bank by Borrower, and if all such indebtedness is paid in full, any remaining excess shall be paid to Borrower. In determining whether the interest hereon exceeds interest at the Maximum Rate, the total amount of interest shall be spread throughout the entire term of such indebtedness until its payment in full. To the extent that TEX. REV. CIV. STAT. ANN. art 5069-1.04, as amended (the "Act"), is relevant to the Bank for the purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the Act pursuant to the "indicate rate ceiling" from time to time in effect, as referred to and defined in article 1.04(a)(1) of the Act; subject, however, to any right the Bank may have subsequently under applicable law, to change the method of determining the Maximum Rate.

8.11 WAIVERS; RELEASES; ENFORCEMENT. The Borrower and all guarantors of the indebtedness evidenced by this Agreement severally waive diligence in collecting and bringing suit against any party, and agree (a) to all extensions and partial payments, with or without notice, before or after maturity, (b) to any substitution, exchange or release of any security now or hereafter given for such indebtedness, and (c) that it shall not be necessary for the Bank, in order to enforce payment of such indebtedness, to first institute or exhaust the Bank's remedies against the Borrower or any other party liable therefor or against any security for such indebtedness.

8.12 NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America Texas, N.A.                                         Powell Industries, Inc.


By:                                                                 By:
   ------------------------------                                      -------------------------
Name:  Joe Patterson                                                Name:    J. F. Ahart
Title: Vice President                                               Title:   Vice President


                                                                    By:
                                                                       -------------------------
                                                                    Name:
                                                                    Title:


Address where notices to the Bank are to be sent:                   Address where notices to the Borrower are to be sent:

Bank of America Texas, N.A.                                         Powell Industries, Inc.
Houston Commercial Banking #2552                                    8550 Mosley
333 Clay Street, Suite 3600                                         Houston, TX  77075
Houston, Texas 77002




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